GOLDEN PATRIOT, CORP.

1979 Marcus Avenue, Suite 210

Lake Success, New York 11042

August 28, 2006

Trading Symbols:

GPTC--OTCBB

GPU-- Frankfurt Stock Exchange

Drill Contractor Secured For Past Producing Uranium Project

Golden Patriot, Corp. ("Golden Patriot") (OTCBB: GPTC) (Frankfurt Stock Exchange: GPU) is extremely pleased to announce that it has been informed by the operator that the drill contractor for the planned 25 hole drill program has been secured and advanced monies have been forwarded. The site preparation has begun for the start of the drill program which is expected to commence early September.

The drill program was recently increased to 25 holes due to an additional positive evaluation of the MMI samples. Golden Patriot has recently received Government and State approval of the 'Plan of Operations' for a multi-hole drill program on the past producing Lucky Boy Uranium Mine in Gila County, Arizona. The Plan of Operations includes: road construction, drill pad construction as well as a multi-hole drill program for approximately 6000+ foot.  Golden Patriot has recently increased its land position on this past producing uranium mine to now include 26 BLM claims.

Golden Patriot has also received confirmation that a NYSE listed gold company will initiate a sampling program on one of Golden Patriot's gold prospects.  At this time the geologic work will be conducted by the major, which may lead to a full scale drill program in the future.  However, there is no guarantee that either an option or joint venture agreement will be entered into.

Mr. Brad Rudman, President of Golden Patriot states, "This is great news for Golden Patriot.  It is tremendously exciting that we are about to start a major drill program for the first time on our past producing uranium mine. When you take into account that uranium prices at near 30 year highs and that it is a past producing mine, management is very optimistic about the near and long term future of the company.  When you also factor in the potential of a NYSE listed gold major exploring one of our gold prospects, it is evident that this is a very exciting time for Golden Patriot's management and shareholders.  Golden Patriot's shares are currently trading more than 60% below the recent highs set, despite now having a major looking at one of our gold properties and that we are about to start a major drill program on our past producing uranium mine.  Based on these factors, management feels that the shares may be not be reflecting the company's current value in relation to our historic stock price.”

Golden Patriot has interests in mineral properties involving uranium and gold mining. As it stands, Golden Patriot is one of the smallest market capitalized companies that has interests in any present or past producing uranium mines.

To receive timely updates and information on any future developments as they occur please email us at info@goldenpatriotcorp.com.

Contact: Brad Rudman

Tel: 212-760-0500

www.goldenpatriotcorp.com

Disclaimer: This announcement may contain forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in Golden Patriot, Corp. filings with the Securities and Exchange Commission, and may be accessed through the SEC's web site at http://www.sec.gov.